EXHIBIT 99.1

Brunswick Announces $250 Million Debt Offering

LAKE FOREST, Ill., Aug. 12 /PRNewswire-FirstCall/ — Brunswick Corporation (NYSE: BC) announced today the offering of $250 million aggregate principal amount of 9.75% Senior Notes due 2013 under a shelf registration statement previously filed with the Securities and Exchange Commission.

The company said that it intends to call for redemption its outstanding $250 million principal amount of Floating Rate Notes due July 2009 upon receipt of the net proceeds from the offering.

Merrill Lynch & Co., Banc of America Securities LLC and JPMorgan are acting as joint book-running managers for the offering. A copy of the prospectus supplement relating to the offering has been filed with the Securities and Exchange Commission and may be obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, Prospectus Department, New York, NY 10080, (212) 449-1000; Banc of America Securities LLC, Prospectus Department, 100 West 33rd St., 3rd Floor, New York, NY 10001, (800) 294-1322; or J.P. Morgan Securities Inc., 270 Park Avenue, New York, NY 10017, Attention: Syndicate Desk, 8th Floor, (212) 834-4533.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Brunswick

Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity”(TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; MotoTron electronic controls; Albemarle, Arvor, Bayliner, Bermuda, Boston Whaler, Cabo Yachts, Crestliner, Cypress Cay, Harris, Hatteras, Kayot, Lowe, Lund, Maxum, Meridian, Ornvik, Princecraft, Quicksilver, Rayglass, Savage, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Attwood marine parts and accessories; Land ‘N’ Sea, Kellogg Marine, Diversified Marine and Benrock parts and accessories distributors; IDS dealer management systems; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Dynamo, Tornado and Valley pool tables, Air Hockey and foosball tables.

SOURCE: Brunswick Corporation

CONTACT: Kathryn Chieger, Vice President, Corporate and Investor

Relations of Brunswick Corporation, +1-847-735-4612

Web site: http://www.brunswick.com